Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

      I hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-47917, 333-39471, 333-67810, 333-60470, 333-60466 and 333-108311), in the Registration Statements on Form S-3 (Nos. 333-53336, 333-44932, 333-34018, 333-90440 and 333-89885) and in the Registration Statement on Form S-4 (No. 333-107298) of Patterson-UTI Energy, Inc. and its subsidiaries of information contained in my summary reserve reports relating to the oil and natural gas reserves as of December 31, 2003, 2002, and 2001, which appears in this Form 10-K.

/s/ M. Brian Wallace

M. BRIAN WALLACE, P.E.

Dallas, Texas
February 2, 2004